UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2013

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-54361	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

BioDrain Medical, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 1, 2013, the board of directors of Skyline Medical Inc. (f/k/a BioDrain Medical, Inc.) (the “Company”) increased the size of the board from six to eight directors and elected Frank Mancuso, Jr. and Dr. Arnon Dreyfuss as of the Company, to fill the vacancies created by such increase.

Frank Mancuso, Jr., age 54, is a veteran of the film production industry with more than 30 years of industry experience. He is currently the President of Boss Media, LLC, which he co-founded in 2010. Prior to joining Boss Media, Mr. Mancuso was the President of 360 Pictures, LLC and FGM Entertainment Inc. Mr. Mancuso also has an extensive background in healthcare and has served on the boards of multiple public companies. Mr. Mancuso has been a director of Prospect Park Capital Corp. (TSX VENTURE:PPK.P), a company whose strategy is to invest in early to mid-stage healthcare companies. Previously, he was a director at Delcath Systems, Inc. (NASDAQ: DCTH), a healthcare device company dedicated to the infusion of high dose chemotherapy to targeted areas of the body for the treatment of cancer. Mr. Mancuso obtained a Bachelor of Arts degree in business and graduated with honors from Upsala College in 1980.

Dr. Arnon Dreyfuss, age 60, has decades of experience in healthcare and entrepreneurship. As an oncologist, he spent his career at Harvard Medical School’s Beth Israel Hospital and the Dana Farber Cancer Institute caring for patients while conducting and leading clinical trials. His scientific work appeared in major medical journals as well as in books and medical conferences. From 1987 to 1998, Dr. Dreyfuss also served as the founder, publisher, editor and Chief Executive Officer of Dreyfuss Hunt, Inc. (formerly The Health Source Corporation), a health and financial information provider and an “Inc. 500” company. He also co-founded epodia.com, a teaching material network, now owned and operated by the University of Pennsylvania. During the past decade, Dr. Dreyfuss has been consulting, advising and investing in start-up companies, particularly in the healthcare space. Dr. Dreyfuss obtained his undergraduate degree from the Sackler School of Medicine at Tel Aviv University and his Doctorate in Medicine from Hadassah Medical School at the Hebrew University in Jerusalem. He completed his residency training in Internal Medicine in 1984 at Tufts-New England Medical Center in Boston, which included a three-months rotation at the Clinical Research Institute in Nairobi, Kenya. In 1987 he completed a three-year combined Hematology and Oncology Fellowship at Harvard Medical School. In 1986, Dr. Dreyfuss received a Postdoctoral Fellowship Award from the American Cancer Society. He has been a member of the American Medical Association since 1987 and the American Society of Clinical Oncology since 1989.

Each of Mr. Mancuso and Dr. Dreyfuss will receive compensation and participate in plans as a non-employee director of the Company, including, without limitation, the grant of quarterly stock options with an aggregate exercise price of $5,000 for service on the board.

There are no arrangements or understandings between Mr. Mancuso, Dr. Dreyfuss or any other person pursuant to which Mr. Mancuso or Dr. Dreyfuss was elected as a director. There are no transactions in which Mr. Mancuso and Dr. Dreyfuss has an interest requiring disclosure under Item 404(a) of Regulation S-K.

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Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective August 6, 2013, the Company changed its name from “BioDrain Medical, Inc.” to “Skyline Medical Inc.” The name change was made pursuant to Section 302A.135, subd. 7 of the Minnesota Business Corporation Act, by board action, amending Article I of the Company’s Articles of Incorporation pursuant to Articles of Amendment filed with the Secretary of State of the State of Minnesota. A copy of the Articles of Amendment relating to the name change are attached hereto as Exhibit 3.1.

Effective August 8, 2013, the Company’s trading symbol for its shares of common stock on the over-the-counter bulletin board changed from “BIOR” to “SKLN” as a result of this above-described name change. The new CUSIP number for the Company’s common stock is 83084T 101.

Also, on August 7, 2013, the Company issued a press release regarding the Company’s name change. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Articles of Amendment filed August 6, 2013
99.1	Press Release of BioDrain Medical, Inc. dated August 7, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2013

SKYLINE MEDICAL INC.

By:	/s/ Josh Kornberg
Josh Kornberg
President and Chief Executive
Officer

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